EXHIBIT 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements have been prepared to give effect the acquisition of Madison Research Corporation (MRC), consummated on October 2, 2006, as if this transaction had been consummated on September 30, 2006 for purposes of the pro forma combined balance sheet and January 1, 2005 for purposes of the pro forma combined statements of operations.

The historical financial statements for Wireless Facilities, Inc. and MRC have been derived from their respective financial statements as of the date and for the periods indicated.

The pro forma adjustments are based on preliminary purchase price allocations. Actual allocations will be based on final appraisals and other analyses of the fair value of, among other items, identifiable intangible assets, goodwill, income taxes and estimated contingencies. The valuation model prepared by our independent appraisers had not been finalized as of the date of this Form 8-K/A. Therefore the allocation of the purchase price is subject to revision. Differences between the preliminary and final allocations are not expected to have a material impact on the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements should be read in conjunction with Wireless Facilities, Inc.’s audited consolidated financial statements as of and for the year ended December 31, 2005 and its unaudited consolidated financial statements as of and for the nine months ended September 30, 2006, included in Wireless Facilities, Inc.’s  Annual Report on Form 10-K for the year ended December 31, 2005 and its quarterly report on Form 10-Q for the nine months ended September 30, 2006, respectively, and MRC’s audited consolidated financial statements as of and for the years ended December 31, 2005 and 2004 and its unaudited consolidated financial statements for nine months ended September 30, 2006 and 2005 are included in this Report on Form 8-K/A.

We have prepared the unaudited pro forma combined financial statements based on available information using assumptions that we believe are reasonable. These unaudited pro forma combined financial statements are being provided for informational purposes only. They do not claim to represent our actual financial position or results of operations had the acquisition occurred on the date specified nor do they project our results of operations or financial position for any future period or date.

The pro forma combined statement of operations does not reflect any adjustments for anticipated synergies or cost savings resulting from the acquisition such as the elimination of costs associated with members of the executive management team, accounting, legal and other consulting fees. The nine month results of operations ended September 30, 2006 for MRC include costs of approximately $0.8 million related to the executive management team and costs associated with this transaction which will cease to be incurred upon the closing of the transaction, such costs include compensation and other incentive benefits as well as legal, accounting and other consulting fees. In addition, the nine month results include an accrual for the estimated loss through completion of $0.6 million on a contract that is expected to be completed in late 2007. Pro forma adjustments are based on certain assumptions and other information that is subject to change as additional information becomes available.

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

SEPTEMBER 30, 2006

(in millions)

	WFI	MRC	MRC Pro Forma adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$12.9	$3.0	$(0.4	)(a)	$15.5
Accounts receivable, net	107.8	11.5			119.3
Note receivable	9.6	—			9.6
Income tax receivable	—	—	2.4	(b)	2.4
Prepaid expenses	3.0	0.3			3.3
Employee loans and advances, net	0.3	—			0.3
Deferred tax assets	—	0.7			0.7
Other current assets	7.8	0.4			8.2
Current assets of discontinued operations	0.6	—			0.6
Total current assets	142.0	15.9	2.0		159.9
Property and equipment, net	16.1	0.4			16.5
Goodwill	119.9	—	53.8	(b),(c),(d)	173.7
Other intangibles, net	6.1	—	7.5	(c)	13.6
Deferred tax assets	12.9	—	2.9	(b)	15.8
Investments in unconsolidated affiliates	2.1	—			2.1
Other assets	0.8	—			0.8
Total assets	$299.9	$16.3	$66.2		$382.4
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18.8	$1.8			$20.6
Accrued expenses	13.3	2.5			15.8
Accrued compensation	15.5	1.4			16.9
Line of credit	8.0	—	62.0	(a)	70.0
Billings in excess of costs on completed contracts	4.0	—			4.0
Deferred tax liabilities	—	0.1			0.1
Tax contingencies	1.7	—			1.7
Accrual for contingent acquisition consideration	0.1	—			0.1
Accrual for unused office space	0.3	—			0.3
Income taxes payable	2.5	0.1			2.6
Capital lease obligations and other short-term debt	0.3	—			0.3
Current liabilities of discontinued operations	0.5	—			0.5
Additional purchase consideration payable, current	—	—	9.5	(d)	9.5
Other current liabilities	—	0.5			0.5
Total current liabilities	65.0	6.4	71.5		142.9
Capital lease obligations and debt, net of current portion	0.2	—			0.2
Accrual for unused office space, net of current portion	1.0	—			1.0
Deferred tax liabilities	—	—	2.9	(b)	2.9
Additional purchase consideration payable, net of current	—	—	1.7	(d)	1.7
Other liabilities	1.2	—			1.2
Other long term liabilities of discontinued operations	0.2	—			0.2
Total liabilities	67.6	6.4	76.1		150.1

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized, Series B Convertible Preferred Stock, $.001 par value; 25,483 and 10,000 shares outstanding at December 31, 2005 and September 30, 2006, respectively (liquidation preference $12.7 and $5.0, respectively)	—	—			—

Common stock, $.001 par value, 195,000,000 shares authorized; 72,188,449 and 73,883,950 shares issued and outstanding at December 31, 2005 and September 30, 2006, respectively	—	—			—

Additional paid-in capital	327.8	0.4	(0.4	)(c)	327.8
Accumulated earnings (deficit)	(94.0)	9.5	(9.5	)(c)	(94.0)
Accumulated other comprehensive income (loss )	(1.5)	—			(1.5)
Total stockholders’ equity	232.3	9.9	(9.9)		232.3
Total liabilities and stockholders’ equity	$299.9	$16.3	$66.2		$382.4

See the accompanying notes.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(in millions)

	WFI	MRC	MRC Pro Forma adjustments		Pro Forma Combined
Revenues	$254.4	$46.7	$—		$301.1
Cost of revenues	209.3	42.0	0.1	(e)	251.4
Gross Profit	45.1	4.7	(0.1)		49.7
Selling, general and administrative expenses	47.2	3.7	0.9	(e)	51.8
Contingent acquisition consideration	0.1	—	—		0.1
Operating income (loss)	(2.2)	1.0	(1.0)		(2.2)
Other income (expense), net:
Interest income (expense), net	0.5	0.1	(3.5	)(f)	(2.9)
Foreign currency loss	(0.2)	—	—		(0.2)
Other income (expense), net	0.3	0.1	(3.5)		(3.1)
Income (loss) before provision for income taxes	(1.9)	1.1	(4.5)		(5.3)
Provision for income taxes	0.6	0.5	—	(g)	1.1
Income (loss) from continuing operations	(2.5)	0.6	(4.5)		(6.4)
Income from discontinued operations	0.2	—	—		0.2
Net income (loss)	$(2.3)	$0.6	$(4.5)		$(6.2)
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.03)	$0.01	$(0.06)		$(0.08)
Income from discontinued operations	0.00	—	—		0.00
Net income (loss)	$(0.03)	$0.01	$(0.06)		$(0.08)
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.03)	$0.01	$(0.06)		$(0.08)
Income from discontinued operations	0.00	—	—		0.00
Net income (loss)	$(0.03)	$0.01	$(0.06)		$(0.08)
Weighted average common shares outstanding:
Basic	73.3	73.3	73.3		73.3
Diluted	73.3	73.3	73.3		73.3

See the accompanying notes.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(in millions)

	WFI	MRC	MRC Pro Forma adjustments		Pro Forma Combined
Revenues	$375.3	$62.4	$—		$437.7
Cost of revenues	291.0	53.3	0.1	(e)	344.4
Gross profit	84.3	9.1	(0.1)		93.3
Selling, general and administrative expenses	69.3	4.9	1.2	(e)	75.4
Contingent acquisition consideration	(2.1)	—	—		(2.1)
Operating income (loss)	17.1	4.2	(1.3)		20.0
Other income (expense), net:
Interest income (expense), net	0.1	0.2	(4.7	)(f)	(4.4)
Foreign currency loss	(0.2)	—	—		(0.2)
Other expenses, net	(0.2)	—	—		(0.2)
Other income (expense), net	(0.3)	0.2	(4.7)		(4.8)
Income (loss) before provision for income taxes	16.8	4.4	(6.0)		15.2
Provision for income taxes	5.4	1.7	—	(g)	7.1
Income from continuing operations	11.4	2.7	(6.0)		8.1
Income (loss) from discontinued operations	(7.7)	—	—		(7.7)
Net income (loss)	$3.7	$2.7	$(6.0)		$0.4
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.15	$0.04	$(0.08)		$0.11
Loss from discontinued operations	(0.10)	—	—		(0.10)
Net income (loss)	$0.05	$0.04	$(0.08)		$0.01
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.15	$0.04	$(0.08)		$0.11
Loss from discontinued operations	(0.10)	—	—		(0.10)
Net income (loss)	$0.05	$0.04	$(0.08)		$0.01
Weighted average common shares outstanding:
Basic	74.0	74.0	74.0		74.0
Diluted	75.3	75.3	75.3		75.3

See the accompanying notes.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) Pro Forma Adjustments to the Balance Sheet and Statement of Operations

On October 2, 2006 Wireless Facilities, Inc., pursuant to a Merger Agreement, dated as of August 8, 2006, consummated the acquisition of Madison Research Corporation for $69.0 million in cash, subject to an adjustment based on the closing final net asset value, of which ten percent is being withheld as security for satisfaction of certain indemnification obligations and payable over eighteen months following the closing date of the Merger pursuant to the terms of the Merger Agreement.

The acquisition is being accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”), whereby the total cost of the acquisition has been allocated to tangible and intangible assets acquired and liabilities assumed based upon a preliminary determination of fair values at the effective date of the acquisition. A valuation is being performed by an independent appraiser to finalize the purchase price allocation based upon the fair value of the assets and liabilities acquired, at which time the preliminary allocation of the purchase price may be revised. Management expects to complete the valuation before the Company’s 2006 10-K is filed.

The allocation of the purchase price is subject to refinement.  The following table (in millions) summarizes the preliminary allocation of the purchase price including an estimate of transaction costs of incurred by WFI of $0.3 million:

	Value	Estimated Life in Years
Cash	$3.0
Accounts receivable	11.5
Prepaid expenses	0.3
Income tax receivable	2.4
Deferred tax asset, current	0.7
Other current assets	0.4
Property and equipment	0.4
Deferred tax asset, long term	2.9
Funded backlog	0.1	2.0
Unfunded backlog	0.7	3.0
Existing contractual relationships	4.4	5.0
DoD customer relationships	2.3	15.0
Goodwill	53.8
Total assets acquired	$82.9
Accounts payable	(1.8)
Accrued expenses	(3.9)
Deferred tax liability, current	(0.1)
Other current liabilities	(0.5)
Deferred tax liability, long term	(2.9)
Net assets acquired	$73.6

The following is a summary of the adjustments to the pro forma balance sheet:

(a) Cash was reduced by $0.4 million and the Line of Credit was increased by $62.0 million to reflect the $62.4 million in funds used for the purchase price paid and an additional $0.3 million in transaction costs incurred by WFI for the acquisition of MRC.

(b) To record the tax related items associated with the deductible transaction expenses incurred by MRC of $6.3 million and the acquired intangible assets and to record the tax benefit from the partial release of valuation allowance on the deferred tax assets of WFI recognizable as a result of the acquisition of MRC.

(c) Intangible assets and goodwill have been adjusted to reflect the preliminary purchase price allocation which includes the elimination of acquired equity.

(d) To record the additional consideration payable resulting from the estimated closing working capital adjustment of $4.3 million and the current and long term portions of the $6.9 million holdback.

The following is a summary of the adjustments to the statement of income:

(e) The preliminary estimate of the identifiable intangible assets of MRC is $7.5 million with assumed useful lives of 2-15 years. The assets will be amortized on a straight line basis and the adjustments to SG&A to give effect to the acquisition are presented below (in thousands):

Amortization of:	Nine months ended September 30, 2006	Year ended December 31, 2005
Funded backlog	$52.5	$70.0

Unfunded backlog	162.5	216.7

Existing contractual relationships	660.0	880.0

DoD customer relationships	115.0	153.3

Total amortization expense	$990.0	$1,320.0

(f) To present the adjustment related to interest expense on the outstanding balance $62.0 million drawn on the credit facility provided by KeyBank National Association on October 2, 2006, as described in the Current Report on Form 8-K, dated October 2, 2006 and filed with the U.S. Securities and Exchange Commission on October 6, 2006 as though the balance was outstanding for the entire period.  The pro forma adjustment for interest expense related to the Company’s line of credit is based upon a variable rate of interest that was 7.57 percent as of October 5, 2006. The amount of interest expense in each of the periods presented would not change by more than $0.1 million if the interest rate changed by 1/8 percent.

(g) WFI currently has a partial valuation allowance against its deferred tax assets as realization of the assets is deemed to not be “more likely than not”.  Additional deductions shown on the pro forma statements will have the effect of increasing the Company’s deferred tax assets, with a corresponding increase in its valuation allowance.  As such, there is no material tax benefit recognized currently for the additional deductions in the pro forma statement.

(2) Reclassifications

Certain reclassifications have been made to the financial statements of MRC to conform to Wireless Facilities, Inc.’s presentation.  MRC has not historically presented direct costs of revenue and associated overhead expenses in its statement of operations.  These costs were identified and reclassified in the pro forma statements which have been presented.